Exhibit 4

Joint Filing Agreement

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13D to which this Joint Filing Agreement is being filed as Exhibit 4 shall be a joint statement filed on behalf of each of the undersigned.

Date: July 7, 2006

TENDALL FZCO

By: /s/ David Price

       David Price

       Director

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David Price